UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Private Business, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Supplement dated April 26, 2006 to
Proxy Statement dated April 13, 2006

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027

Dear Shareholder:

As you know from the proxy we mailed to you on April 13, 2006, we are holding an annual meeting of shareholders of Private Business, Inc. (“PBiz”) at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee, on May 4, 2006, at 8:00 a.m. (Central Daylight Time). At the meeting, shareholders of record at the close of business on March 24, 2006 will be asked to consider and act upon, among other proposals, a proposal to amend the charter to combine shares of our common stock to effect one of the following reverse stock splits, only one of which, if any, is to be effected as finally approved by our board of directors:

•	one share of common stock for each five outstanding shares of common stock;

•	one share of common stock for each six outstanding shares of common stock; or

•	one share of common stock for each seven outstanding shares of common stock

On April 26, 2006, we filed a registration statement on Form S-1 with the SEC in anticipation of a secondary public offering of our common stock. In addition to the general purpose disclosed in the proxy statement, a specific purpose of the proposed reverse stock split is to increase the trading price of our common stock and thereby enhance the acceptability and marketability of our common stock with respect to the secondary public offering.

If you have not already voted, please complete, sign and return your proxy in the return envelope enclosed with the original proxy statement as soon as possible so that your vote will be recorded. If your shares are registered in your name, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the corporate secretary either a written notice of revocation or another signed proxy bearing a later date. If you hold your shares in street name, however, you may revoke your proxy only by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective unless received by the corporate secretary at or before the annual meeting.

By Order of the Board of Directors

Sincerely,

G. Lynn Boggs
Chief Executive Officer
Brentwood, Tennessee
April 26, 2006